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                                                                       EXHIBIT 5

                  Brown Raysman Millstein Felder & Steiner LLP
                                900 Third Avenue
                               New York, NY 10022

May 13, 2002

Hanover Direct, Inc.
1500 Harbor Boulevard
Weehawken, New Jersey 07087

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Hanover Direct, Inc., a Delaware corporation (the "Company"), relating to an aggregate of 500,000 shares of the Company's Common Stock, $.66 2/3 par value (the "Common Stock"), to be issued under the Company's 2002 Stock Option Plan For Directors (the "Plan").

         As counsel to the Company, we have examined such corporate records and other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Common Stock pursuant to the exercise of options granted pursuant to the Plan and the shares of Common Stock being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the option agreements and the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.


                                Very truly yours,


                                /s/ Brown Raysman Millstein Felder & Steiner LLP